As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALERO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-1828067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip code)

VALERO ENERGY CORPORATION THRIFT PLAN

(FORMERLY VALERO REFINING AND MARKETING COMPANY THRIFT PLAN)

(Full title of the plan)

Jay D. Browning, Esq.

Executive Vice President and General Counsel

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

(Name and address of agent for service)

(210) 345-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	15,000,000 shares	$65.61	$984,150,000	$114,359

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Valero Energy Corporation Thrift Plan (the “Plan”) as a result of stock splits, stock dividends or other similar transactions. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock of the Registrant as reported by the New York Stock Exchange on July 15, 2015.

PART I

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register an additional 15,000,000 shares of common stock of Valero Energy Corporation (the “Registrant” or “Valero”) issuable pursuant to the Valero Energy Corporation Thrift Plan, as amended (the “Plan”). The contents of the Registration Statements on Form S-8 of Valero filed on July 21, 1997 (File No. 33-31727) and September 1, 2004 (File No. 333-118731) relating to the Plan are incorporated by reference into this Registration Statement.

Experts

The consolidated financial statements of Valero as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	Indemnification of Directors and Officers.

Valero’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

Under Article V of the Restated Certificate of Incorporation and Article VIII of Valero’s Amended and Restated By-laws as currently in effect (the “Restated By-laws”) and an indemnification agreement with Valero’s officers and directors (the “Indemnification Agreement”), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero (collectively, an “Indemnitee”), shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

Under such law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against the Indemnitee by reason of the fact that he or she is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, the Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, the Indemnitee shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, the Indemnitee shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Valero, except that if the Indemnitee is adjudged to be liable to Valero, the Indemnitee cannot be made whole for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero’s Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. Delaware case law does not directly answer whether Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors’ and officers’ liability insurance policy.

ITEM 8.	Exhibits

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Document Description

4.1 -	Amended and Restated Certificate of Incorporation of Valero Energy Corporation, formerly known as Valero Refining and Marketing Company - incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 (SEC File No. 333-27013) filed May 13, 1997.

4.2 -	Certificate of Amendment (July 31, 1997) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.3 -	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero Energy Corporation dated December 31, 2001 - incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.4 -	Amendment (effective December 31, 2001) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K dated December 31, 2001, and filed January 11, 2002 (SEC File No. 1-13175).

4.5 -	Second Certificate of Amendment (effective September 17, 2004) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.04 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (SEC File No. 1-13175).

4.6 -	Certificate of Merger of Premcor Inc. with and into Valero Energy Corporation effective September 1, 2005 - incorporated by reference to Exhibit 2.01 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (SEC File No. 1-13175).

4.7 -	Third Certificate of Amendment (effective December 2, 2005) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.07 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 1-13175).

4.8 -	Fourth Certificate of Amendment (effective May 24, 2011) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 4.8 to Valero’s Current Report on Form 8-K dated and filed May 24, 2011 (SEC File No. 1-13175).

4.9 -	Amended and Restated Bylaws of Valero Energy Corporation - incorporated by reference to Exhibit 3.01 to Valero’s Current Report on Form 8-K dated January 23, 2015 and filed January 30, 2015 (SEC File No. 1-13175).

4.10 -	Specimen Certificate of Common Stock - incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-3 (SEC File No. 333-116668) filed June 21, 2004.

*5.1 -	Opinion of Jay D. Browning

*23.1 -	Consent of KPMG LLP (Valero Energy Corporation)

*23.2 -	Consent of KPMG LLP (Valero Energy Corporation Thrift Plan)

*23.3 -	Consent of Jay D. Browning (included in Exhibit 5.1)

*24.1 -	Powers of Attorney (included on the signature page of this Registration Statement)

*99.1 -	Valero Energy Corporation Thrift Plan

*	Filed herewith.

The registrant undertakes that the Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service (“IRS”) in a timely manner and all changes required by the IRS for the Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, the State of Texas, on July 15, 2015.

VALERO ENERGY CORPORATION
(Registrant)

By:	/s/ Joseph W. Gorder
Joseph W. Gorder
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Michael S. Ciskowski and Jay D. Browning, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Valero Energy Corporation, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Valero Energy Corporation to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2015.

Signature	Title
/s/ Joseph W. Gorder Joseph W. Gorder	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael S. Ciskowski Michael S. Ciskowski	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jerry D. Choate Jerry D. Choate	Director

/s/ Deborah P. Majoras Deborah P. Majoras	Director

/s/ Donald L. Nickles Donald L. Nickles	Director

/s/ Philip J. Pfeiffer Philip J. Pfeiffer	Director

/s/ Robert A. Profusek Robert A. Profusek	Director

/s/ Susan Kaufman Purcell Susan Kaufman Purcell	Director

/s/ Stephen M. Waters Stephen M. Waters	Director

/s/ Randall J. Weisenburger Randall J. Weisenburger	Director

/s/ Rayford Wilkins, Jr. Rayford Wilkins, Jr.	Director

Pursuant to the requirements of the Securities Act of 1933, the Benefits Committee has duly caused this Registration Statement to be signed on behalf of the Valero Energy Corporation Thrift Plan by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 15, 2015.

VALERO ENERGY CORPORATION THRIFT PLAN

By:	/s/ Donna M. Titzman
Donna M. Titzman
Chairman of the Valero Energy Corporation
Benefit Plans Administrative Committee
Senior Vice President and Treasurer, Valero Energy Corporation

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Amended and Restated Certificate of Incorporation of Valero Energy Corporation, formerly known as Valero Refining and Marketing Company - incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 (SEC File No. 333-27013) filed May 13, 1997.

4.2	Certificate of Amendment (July 31, 1997) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.3	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero Energy Corporation dated December 31, 2001 - incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.4	Amendment (effective December 31, 2001) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K dated December 31, 2001, and filed January 11, 2002 (SEC File No. 1-13175).

4.5	Second Certificate of Amendment (effective September 17, 2004) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.04 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (SEC File No. 1-13175).

4.6	Certificate of Merger of Premcor Inc. with and into Valero Energy Corporation effective September 1, 2005 - incorporated by reference to Exhibit 2.01 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (SEC File No. 1-13175).

4.7	Third Certificate of Amendment (effective December 2, 2005) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 3.07 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 1-13175).

4.8	Fourth Certificate of Amendment (effective May 24, 2011) to Restated Certificate of Incorporation of Valero Energy Corporation - incorporated by reference to Exhibit 4.8 to Valero’s Current Report on Form 8-K dated and filed May 24, 2011 (SEC File No. 1-13175).

4.9	Amended and Restated Bylaws of Valero Energy Corporation - incorporated by reference to Exhibit 3.01 to Valero’s Current Report on Form 8-K dated January 23, 2015 and filed January 30, 2015 (SEC File No. 1-13175).

4.10	Specimen Certificate of Common Stock - incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-3 (SEC File No. 333-116668) filed June 21, 2004.

*5.1	Opinion of Jay D. Browning

*23.1	Consent of KPMG LLP (Valero Energy Corporation)

*23.2	Consent of KPMG LLP (Valero Energy Corporation Thrift Plan)

*23.3	Consent of Jay D. Browning (included in Exhibit 5.1)

*24.1	Powers of Attorney (included on the signature page of this Registration Statement)

*99.1	Valero Energy Corporation Thrift Plan

*	Filed herewith.